Exhibit 10.1

[CONFORMED COPY]

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into as of this 2nd day of May, 2012, by and between Endurance Specialty Holdings Ltd. (the “Company”), and William M. Jewett (the “Executive”).

WHEREAS, the Executive was employed by the Company from December, 2002;

WHEREAS, the Executive’s last day of employment with the Company is May 2, 2012 (the “Severance Date”); and

WHEREAS, the Company is entering into this Agreement for itself and as agent for all its group companies and is duly authorized on their behalf.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:

1.	Consideration.

a.	The Company will pay to the Executive (i) the Executive’s base salary as of the date of this Agreement (“Base Salary”) that the Executive has earned through the Severance Date, (ii) $18,173, which represents the 7 days of the Executive’s earned but unused 2012 vacation pay as of the Severance Date and (iii) any unreimbursed business expenses incurred by the Executive in the performance of his duties for the Company prior to the Severance Date, upon receipt by the Company of documentation in such form as customarily required by the Company to report business expenses. In addition, the Executive shall be eligible to participate in the Company’s medical, dental, vision plans and other benefit plans until May 31, 2012, in each case upon the terms and conditions available to the Executive on the Severance Date. The Executive’s Base Salary payments shall be made in accordance with the Company’s customary payroll practices. The Executive’s vacation pay shall be delivered in a single payment within 14 days of the Severance Date in accordance with the Company’s customary payroll practices. The reimbursement of business expenses shall be in accordance with the Company’s customary business expense reimbursement procedures. The Executive’s Base Salary payments and vacation pay shall be made less lawful and applicable withholding and deductions. The Company and the Executive acknowledge and agree that even if the Executive does not sign this Agreement, the Company will pay the Executive the Base Salary payment, vacation pay and business expense reimbursements referenced above as of the Severance Date (less lawful and applicable withholding and deductions) and deliver to the Executive the benefits set forth in this Section 1(a).

b.

The Executive will receive the payments set forth below no earlier than May 2, 2012, after the Company’s receipt of: (i) this Agreement and (ii) the letter from the Executive in the form attached hereto as Exhibit A, both signed and dated by the Executive and returned to the Company. Exhibit A may not be returned to the Company sooner than the eighth (8th) calendar day after the execution of this Agreement. The Executive understands and agrees that he would not receive the monies and/or benefits specified in this Section 1(b) except for his execution of this Agreement and fulfillment of the promises contained herein that pertain to him. To the extent applicable, a portion of the payments made by the Company to the Executive under this Section 1(b) shall be deemed severance pay in lieu of any notice required under applicable law and that the Company shall have no other liability to the Executive in connection therewith. The payments made to the Executive under this Section 1(b) shall be made less lawful and applicable withholding and deductions.

i.	The Company will pay to the Executive $250,212 in a single payment within 14 days of the satisfaction of the conditions set forth above. This amount represents the Executive’s prorated annual incentive compensation for 2012.

ii.	The Company will continue to pay the Executive’s Base Salary in accordance with the Company’s payroll policy from the Severance Date to February 28, 2013.

iii.	The Company will pay to the Executive $116,507 in a single payment on or before February 28, 2013. This amount represents the Executive’s Base Salary from March 1, 2013 to May 2, 2013.

iv.	The Company will pay to the Executive in a single payment within 14 days of the satisfaction of the conditions set forth above an amount equal to (a) the per share closing price on the New York Stock Exchange for the Company’s ordinary shares on May 2, 2012 multiplied by (b) 32,240. This amount represents compensation for a portion of the Executive’s unvested restricted shares.

v.	The Company will pay to the Executive in a single payment within 14 days of the satisfaction of the conditions set forth above an amount equal to $101,577. This amount represents compensation for a portion of the Executive’s unvested restricted cash and accrued interest thereon through May 2, 2012.

vi.	From June 1, 2012 through and including May 31, 2013, the Company will pay the premiums for COBRA coverage on the Company’s group health, dental, vision and life insurance plans for the Executive, the Executive’s spouse and the Executive’s dependent children that participated in the such plans immediately prior to the date of this Agreement; provided that the Executive timely elects, and is eligible for, such coverage; and provided, further that any payment of premiums as set forth in this clause (vi) will cease upon the Executive becoming eligible for or procuring medical insurance coverage as a result of any employment or consultancy after the Severance Date.

vii.	The Company will reimburse the Executive for the reasonable cost of the preparation of the Executive’s U.S. Federal and state income tax returns by a tax preparation service provider elected by the Executive, for the 2012 tax year; provided that the maximum amount of tax preparation expense reimbursable by the Company pursuant hereto shall be $3,600 and the Company shall have received from the Executive satisfactory written substantiation for such tax expenses, which reimbursement shall be payable within 15 business days after the submission to the Company of satisfactory written substantiation for such tax expenses.

viii.	The Company will reimburse the Executive for the reasonable out-of-pocket legal fees incurred by the Executive in connection with the negotiation and review of this Agreement; provided that the maximum amount of legal fees reimbursable by the Company pursuant hereto shall be $25,000 and the Company shall have received from the Executive satisfactory written substantiation for such legal fees, which reimbursement shall be payable within 15 business days after the submission to the Company of satisfactory written substantiation for such legal fees.

c.	The Executive retains any vested benefits that the Executive has accrued prior to the Severance Date under the Endurance 401(k) Plan, the Endurance Amended and Restated 2002 Stock Option Plan and/or the Endurance Amended 2007 Equity Incentive Plan.

d.	Upon the written request of the Executive, the Company will deliver to the Bermuda Department of Immigration a letter noting that the Company has no objection to the Executive seeking alternative employment in Bermuda.

2.	Release.

a.	The Executive, on behalf of the Executive and anyone claiming through the Executive, hereby forever releases and discharges the Company or any parent, division, subsidiary, affiliate or other related entity of the Company (whether or not such entity is wholly owned), any of the past or present directors, officers, administrators, trustees, fiduciaries, employees, agents, attorneys, shareholders or insurers (both individually and in their business capacities) of the Company or any of such other entities, the employee benefit plans and programs of the Company or of any such other entities and/or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and knowingly and voluntarily agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Agreement with respect to any and all matters that relate in any way to the Executive’s employment by the Company or any of its affiliates, the terms and conditions thereof, the cessation of the Executive’s employment with the Company or any of its affiliates, and including, but not limited to, any and all alleged violations of the following laws and other sources of legal rights:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	the Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•	the Immigration Reform and Control Act, as amended;

•	the Americans with Disabilities Act of 1990, as amended;

•	the Age Discrimination in Employment Act of 1967, as amended (“ADEA”);

•	the Older Workers Benefits Protection Act (“OWBPA”);

•	the Worker Adjustment and Retraining Notification Act, as amended;

•	the Occupational Safety and Health Act, as amended;

•	the Rehabilitation Act of 1973, as amended;

•	the Sarbanes-Oxley Act of 2002 to the extent permitted by law, as amended;

•	the Fair Credit Reporting Act, as amended;

•	the Family and Medical Leave Act of 1993, as amended;

•	the Bermuda Employment Act 2000;

•	the Bermuda Human Rights Act 1981;

•	the Bermuda Commission for Unity and Racial Equality Act 1996;

•	the New York Equal Pay Law, as amended;

•	the New York Human Rights Law, as amended;

•	the New York Civil Rights Law, as amended;

•	the New York Whistleblower Law, as amended;

•	the New York Legal Activities Law, as amended;

•	the New York City Charter and Administrative Code, as amended;

•	the New York Labor Law, as amended;

•	the New York Wage and Hour Laws, as amended;

•	the New York Occupational Safety and Health Laws, as amended;

•	the non-discrimination and/or anti-retaliation provisions of the New York Workers’ Compensation Law (§§ 120 and 125 et seq), as amended;

•	any other federal, state, local or other civil rights, human rights, pension, employee benefits, labor, employment or other law, rule, regulation, constitution, code, guideline or ordinance;

•	any public policy, contract (oral or written, express or implied), tort, or common law;

•	any statute, common law, agreement or other basis for seeking or recovering costs, fees or other expenses, including attorneys’ fees and/or costs;

or any other Bermuda or U.S. Federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Section 2(a) shall apply to, or release the Company from any claim for statutorily protected post-employment benefits that may not be waived under applicable law or to enforce the Executive’s rights under this Agreement. Nothing herein shall impair the Executive’s ability to participate in a claim or investigation by the Equal Employment Opportunity Commission or federal, state or local agency as required by law, although the Executive hereby waives any right the Executive may have to any recovery therefrom.

b.	The consideration payable to the Executive pursuant to this Agreement is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims arising out of the Executive’s employment with the Company or the cessation thereof, and the Executive expressly agrees that, except for the amounts payable to the Executive under this Agreement: (i) the Executive is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties and (ii) in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Executive.

c.	Notwithstanding anything contained in this Agreement to the contrary, the Executive does not release the Company from, any obligation of the Company contained in the Indemnification Agreement, dated February 17, 2010, between the Company and the Executive (the “Indemnification Agreement”) or this Agreement, nor does he release any claim he may have under any ERISA pension-benefit or welfare-benefit plan, program or arrangement.

d.	The Executive agrees that payment of the consideration herein will fully discharge the Company and all of the other Released Parties from all liabilities and obligations pursuant to the Executive’s employment with the Company and the termination thereof, any oral or written agreement between the Executive and the Company, or any other alleged promise or understanding between the Executive and the Company, which hereby are terminated, rendered null and void and superseded by this Agreement. The Executive specifically acknowledges that the consideration herein includes and is in excess of any amounts due the Executive from the Company, including, without limitation, any wages, salary, bonus, vacation pay, severance pay, and any other benefit payment except as specifically provided herein.

e.	By signing this Agreement, the Executive is providing a complete waiver of all claims that may have arisen against the Company and all of the other Released Parties, whether known or unknown, up until the time that this Agreement is executed, and agrees that this Agreement will constitute a complete bar to any such claim. If the Executive breaches this Agreement by filing a claim against the Company or any of the other Released Parties, except as specifically permitted herein, the Executive shall pay to the Company (or the other Released Parties) all legal fees and costs that the Company (or any of the other Released Parties) incurs to obtain the dismissal of any such claim, without altering or diminishing the effectiveness of the waiver and release provisions of the Agreement herein.

f.	The Company, on behalf of the Company and anyone claiming through the Company, hereby forever releases and discharges the Executive or the successors or assigns of the Executive (hereinafter referred to as the “Executive Released Parties”), and knowingly and voluntarily agrees to release and discharge, fully, finally and forever, the Executive Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Company ever had or may presently have against any of the Executive Released Parties arising from the beginning of time up to and including the effective date of this Agreement with respect to any and all matters that relate in any way to the Executive’s employment by the Company or any of its affiliates or the terms and conditions thereof; provided, however, that nothing contained in this Agreement shall apply to, or release the Executive from, (i) any obligation of the Executive contained in this Agreement or (ii) any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands arising out of (A) any willful and material act of fraud, embezzlement or theft by the Executive during the term of his employment with the Company, (B) any gross negligence or willful misconduct of the Executive during the term of his employment with the Company resulting in a demonstrable and material economic loss to the Company or any of its subsidiaries or (C) any willful and material violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries during the term of his employment with the Company. For purposes of this paragraph 2(f), no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

g.	Each of the Executive and the Company expressly represents and warrants that such party is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that such party has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

3.	Non-Competition and Non-Solicitation

a.	General. The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive became familiar with trade secrets and other confidential information concerning the Company and its divisions, subsidiaries and affiliates and that the Executive’s services were of special, unique and extraordinary value to the Company and its divisions, subsidiaries and affiliates. For purposes of this Agreement, the following capitalized terms shall have the following respective meanings ascribed to such capitalized terms:

i.	“Non-Competition Period” shall mean the period from the Severance Date until November 2, 2012.

ii.	“Business” shall mean the brokerage, underwriting, advising or consulting of or with respect to any line of property or casualty insurance or reinsurance underwritten by the Company or any of its subsidiaries or affiliates as an insurer or reinsurer during the period from March 1, 2010 to the Severance Date.

b.	Non-Competition. The Executive agrees that prior to the Severance Date and during the Non-Competition Period the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor, broker, advisor, employee of or consultant to any corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the Business in any geographic area in which the Company or any of its divisions, subsidiaries or affiliates is then conducting the Business.

c.	Non-Solicitation. The Executive further agrees that prior to the Severance Date and during the Non-Competition Period, the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its divisions, subsidiaries or affiliates to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with the Business, call on, service, solicit or otherwise do business with any customer of the Company or any of its divisions, subsidiaries or affiliates.

d.	Exceptions. Nothing in this Section 3 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

4.	Confidentiality.

a.	General. The Executive agrees that the Executive will not, at any time before or after the Severance Date, make use of or divulge to any other person, firm or corporation any Confidential Information which he may have learned in connection with his employment hereunder. For purposes of this Agreement, the term “Confidential Information” shall mean any confidential or proprietary information, trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its divisions, subsidiaries or affiliates, or that the Company or any of its divisions, subsidiaries or affiliates may have received belonging to suppliers, customers or others who do business with the Company or any of its divisions, subsidiaries or affiliates.

b.	Exceptions. The Executive’s obligation under this Section 4 shall not apply to any information which: (i) is disclosed as required by a court of law, by any governmental agency having supervisory authority over the business of the Company or any of its divisions, subsidiaries or affiliates or by any administrative or legislative body (including a committee thereof), with apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information; (ii) is disclosed to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning; (iii) is known publicly; (iv) is in the public domain or hereafter enters the public domain without the fault of the Executive; (v) is known to the Executive prior to his receipt of such information from the Company or any of its divisions, subsidiaries or affiliates, as evidenced by written records of the Executive; or (vi) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company or any of its divisions, subsidiaries or affiliates.

c.	Executive Obligations. The Executive agrees that he shall, immediately after he gains knowledge of any required disclosure of Confidential Information pursuant to clause (i) of subsection (b) above, give the Company written notice promptly upon obtaining knowledge of the required disclosure of Confidential Information and, in any event, prior to such required disclosure of Confidential Information, and use commercially reasonable efforts to cooperate with the Company (at the Company’s sole expense) in obtaining an adequate protective order for such Confidential Information. The Executive further agrees to properly advise any recipient of Confidential Information pursuant to clause (ii) of subsection (b) above of the obligations of the Executive hereunder, to obtain the agreement of such recipient to be bound by the terms of this Section 4 as if a signatory to this Agreement and to be responsible for any breach by any such recipient of the terms of this Section 4. The Executive further agrees not to remove from the premises of the Company, or as applicable, the premises of any of its divisions, subsidiaries or affiliates, except as specifically permitted in writing by the Company, any document or other object containing or reflecting any Confidential Information. On or before the Severance Date, the Executive shall forthwith deliver to the Company all such Confidential Information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by the Executive or under the Executive’s control in relation to the business or affairs of the Company or its subsidiaries or affiliates, and no copy of any such Confidential Information shall be retained by the Executive.

5.	Inventions. The Executive hereby assigns to the Company the Executive’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets, proprietary ideas, trademarks, trade names, Internet domain names, writings, and copyrightable works that were conceived by the Executive or developed or acquired by the Executive prior to the Severance Date in connection with the Executive’s employment by the Company, the Executive’s duties to the Company and the business of the Company or any of its subsidiaries or affiliates (“Developments”); provided, that the foregoing assignment shall not apply to writings and copyrightable works of a general nature about the Executive’s experience at the Company or about the insurance industry that are created by the Executive outside of the Executive’s duties and outside of normal working hours, subject in all cases to Section 4. The Executive agrees that he shall disclose fully all such Developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

6.	Non-Disparagement. Each party hereto acknowledges and agrees that such party will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other party and, in the case of the Company, its officers, directors, partners, employees, affiliates or agents thereof, in either a professional or personal manner, except that the foregoing shall not limit normal competitive activities; provided that, in the case of the Executive, such competitive activities are in compliance with the Executive’s obligations under Section 3.

7.	References. The Executive and the Company each agrees to direct potential employers to contact the Company’s Human Resources Department to verify the Executive’s employment with the Company, and the Company agrees that if such inquiries are so directed, the Company’s Human Resources Department will, upon request, confirm the Executive’s dates of employment and position held. The Company’s Human Resources Department will also verify the Executive’s salary information and the most recent position held by the Executive with the Company, if the Executive requests disclosure of such information in writing.

8.	Non-admission of Wrongdoing.

a.	The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.

b.	The parties agree that this Agreement shall not be cited or referred to for any purpose in any grievance, charge, arbitration or administrative, judicial or other proceeding except a proceeding for enforcement of this Agreement. The parties agree that this Agreement shall not have any precedential value in any grievance, charge, arbitration or administrative, judicial or other proceedings except a proceeding for enforcement of this Agreement.

9.	Return of Property. Immediately upon the Executive’s execution of this Agreement or at any time the Company otherwise requests, the Executive agrees to deliver to the Company without copying or reproducing: (1) all documents, files, notes, memoranda, manuals, computer files, computer disks, computer databases, computer programs and/or other storage medium within the Executive’s possession or control that reflect any trade secrets, proprietary information, privileged information and/or other Confidential Information regarding the Released Parties and/or the Released Parties’ current, former or prospective customers; and (2) all items or other forms of Released Parties’ property and/or equipment within the Executive’s possession or control, including but not limited to keys, credit cards, furniture, electronic equipment, business equipment, home office equipment, vehicles and lists of current, former and/or prospective customers. Immediately upon the Executive’s execution of this Agreement or at any time the Company otherwise requests, the Executive also agrees to delete any trade secrets, proprietary information, privileged information and/or Confidential Information relating to the Released Parties and/or the Released Parties’ current, former or prospective customers from any computer hard drive or computer system within the Executive’s possession or control that is not located on the Executive’s premises. Nothing in this paragraph will prevent the Executive from retaining any documents in his possession or control concerning the employee benefits and/or compensation the Executive received from the Company.

10.	Resignations. The Executive shall agree not to accept his appointment as a Director of the Company or Endurance Specialty Insurance Ltd. (“ESIL”) if re-elected or designated at the Company’s Annual General Meeting of Shareholders on May 10, 2012 (the “Annual General Meeting”) and shall resign from the Boards of Directors of the Company and ESIL effective immediately following the conclusion of the Annual General Meeting. The Executive shall resign from the position of President of the Company and ESIL and from all other director and officer positions held by the Executive with any other subsidiary or affiliate of the Company effective May 2, 2012. Receipt of such resignations by the Company shall be a condition precedent to the delivery to the Executive by the Company of any payment or benefit under Sections 1(b) and 1(c).

11.	Compliance with Restrictive Covenants. The Executive’s continued compliance with the restrictive covenants set forth in Sections 3, 4, 5 and 6 shall be a condition precedent to the receipt by the Executive of the payments and benefits set forth in Sections 1(b) and 1(c) on or after the Severance Date and, in the event the Executive breaches one or more of the covenants set forth in Sections 3 or 4, the Company shall be entitled to recover from the Executive the value of any payment or benefit made or provided by the Company to the Executive pursuant to Sections 1(b) and 1(c) on and after the first date of such breach.

12.	Post-Separation from Service Cooperation. After the Severance Date, the Executive shall reasonably cooperate with the Company to assist with existing or future investigations, proceedings, litigations or examinations involving the Company or any of its divisions, subsidiaries or affiliates, subject to the Executive’s business schedule and commitments. For each business day, or part thereof, that the Executive provides assistance as contemplated under this Section 12, the Company shall promptly pay the Executive an amount equal to (i) the Executive’s annual Base Salary as in effect on the date of this Agreement, divided by (ii) 200. In addition, upon presentment of satisfactory written documentation, the Company will promptly reimburse the Executive for reasonable out-of-pocket travel, lodging and other incidental expenses he incurs in providing such assistance. If reasonably requested by the Company, the Executive shall make reasonable good faith efforts to travel to such locations as the Company may reasonably request.

13.	Obligations of the Executive. The Executive shall have no obligations to the Company under this Agreement after the Severance Date, other than (a) as provided in Section 12 and (b) to the extent Sections 3, 4, 5 or 6 shall apply.

14.	Section 280G Treatment.

a.	In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended (the “Code”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash payments under Section 1 shall first be reduced, and the non-cash payments under Section 1 shall thereafter be reduced, only to the extent necessary to assure that the Executive receives the greater of (i) the amount of such payments under Section 1 that would result in no portion of the Total Payments being subject to the Excise Tax or (ii) the full amount of such payments under Section 1, after deducting from such payments the effect of the payment by the Executive of the Excise Tax on the Total Payments.

b.	For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was the Company’s independent auditor as of the date of this Agreement, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

15.	Affirmations.

a.	The Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Released Parties in any forum or form.

b.	The Executive affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, vacation pay, bonuses, commissions and/or benefits to which he was entitled from the Company, and, if applicable, he has reported all of the hours he worked while he was employed by the Company as of the date he signs this Agreement.

c.	The Executive affirms that he has no known workplace injuries or occupational diseases.

d.	The Executive affirms that the Company has granted the Executive all leave to which he was entitled from the Company under the United States Family and Medical Leave Act or related state or local leave or disability accommodation laws.

e.	The Executive affirms that the Company has granted the Executive all reasonable accommodations requested in connection with or related to any actual or alleged disability.

f.	The Executive affirms that all of the Company’s decisions regarding the Executive’s pay and benefits through the Executive’s final day as an employee of the Company were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

g.	The Executive affirms that he has not been retaliated against for reporting (i) any allegations of wrongdoing by the Company, its officers or any other Released Party described in this Agreement, including allegations of corporate fraud or (ii) any actual or alleged disability.

16.	Legal Consultation; Period to Consider and Revoke. The Executive understands that this Agreement is a legally binding document under which he is giving up certain rights, including any rights he may have under ADEA and OWBPA. As a result, the Company advises the Executive to consult with an attorney of his choosing before he signs this Agreement. The Executive understands that he has been given 21 calendar days from the day he receives this Agreement in which to consider this Agreement. The Executive acknowledges and agrees that he has had an opportunity to consult legal counsel and to inquire into any and all aspects of any claim released hereunder; that he has had adequate disclosure of all facts necessary to enter into this Agreement and to make a knowing release of any claim released hereby; and that he has executed this Agreement knowingly, without duress and without any representation, warranty or promise made by the Company or its representatives which is not made in this Agreement. The Executive may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to John V. Del Col, and must state, “I hereby revoke my acceptance of our Severance Agreement and General Release.” The revocation must be either: (a) personally delivered to Mr. Del Col at Wellesley House, 90 Pitts Bay Road, Pembroke HM08, Bermuda, within 7 calendar days after the Executive signs this Agreement; (b) mailed to Mr. Del Col at the address specified above by First Class United States mail and postmarked within 7 calendar days after the Executive signs this Agreement or (c) delivered to Mr. Del Col at the address specified above through a reputable overnight delivery service with documented evidence that it was sent within 7 calendar days after the Executive signs this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired and Mr. Del Col receives a letter in the form attached as Exhibit A, dated and signed no sooner than eight (8) days after the Executive dates and signs this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which the Executive was employed on his Severance Date, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. The Executive acknowledges that if the Executive does not sign and return this Agreement to the Company or the Executive signs and revokes this Agreement in accordance with this paragraph, it shall be of no force and effect and the Executive shall have no right to receive, and the Company shall have no obligation to provide the Executive with the consideration provided herein. If the Executive does not revoke this Agreement pursuant to and in accordance with this paragraph, it shall be effective and enforceable as of the expiration of the revocation period described in this Section 16.

17.	Assignment. Neither this Agreement nor any right, interest, or obligation hereunder may be assigned (by operation of law or otherwise) by the Executive, and any attempt to do so will be void. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

18.	Change. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

19.	Waiver. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party waiving its rights. The waiver by either the Executive or the Company (or its affiliates) of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Executive or the Company or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.

20.	Remedies. The Executive acknowledges that the Company’s remedy at law for a breach by him of the provisions of Sections 3, 4, 5 or 6 will be inadequate. Accordingly, in the event of a breach or threatened breach by the Executive of any provision of Sections 3, 4, 5 or 6, the Company shall be entitled to seek injunctive relief (without posting a bond or other security) in addition to any other remedy it may have. If any of the provisions of, or covenants contained in, Sections 3, 4, 5 or 6 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If, at any time of enforcement of Sections 3, 4, 5 or 6, a court or an arbitrator holds that the restrictions stated herein are unreasonable and/or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable and/or enforceable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law provided, however, that the determination of such court or arbitrator shall not affect the enforceability of Sections 3, 4, 5 or 6 in any other jurisdiction. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in Sections 3, 4, 5 or 6.

21.	Arbitration. Except as provided in Section 20 above, any controversy, claim or dispute arising out of or relating to this Agreement or breach thereof which cannot be settled among the parties hereto shall, upon the request of any party involved, be submitted to and finally determined by arbitration in Bermuda with any such dispute or controversy arising under this Agreement being so administered in accordance with the Arbitration Act 1986. The decision made pursuant thereto shall be conclusive and binding on all parties involved, and any judgment or injunction based upon such decision may be entered in any court having jurisdiction thereof. Consistent with Section 20 above, the parties hereto shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.

22.	Invalidity or Unenforceability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified). Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

23.	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 23) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 23), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 23:

If to the Company, to:

Endurance Specialty Holdings Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke HM 08, Bermuda

Attention: General Counsel

Facsimile: (441) 278-0401

If to the Executive, to the residence address or residence facsimile number of the Executive set forth in the records of the Company, with a copy to:

Stewart Reifler, Esq.

Vedder Price P.C.

1633 Broadway

New York, New York 10019

Facsimile: (212) 407-7799

24.	Entire Agreement. This Agreement constitutes the entire agreement between the Executive and the Company and supersedes all prior agreements and understandings, written or oral, which may have been made by and between the Executive and the Company or its predecessors or affiliates regarding the subject matter of this Agreement, including but not limited to the Amended and Restated Employment Agreement, dated February 17, 2010, but excluding the Indemnification Agreement, dated February 17, 2010 which is set forth and attached hereto as Exhibit B and which is incorporated herein.

25.	No Mitigation; No Offset. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking (and, without limiting the generality of this sentence, no payment otherwise required under this Agreement shall be reduced on account of) other employment or otherwise (except Section 1(b)(vi)), and payments under this Agreement shall not be subject to offset in respect of any claims which the Company may have against the Executive.

26.	Attorneys’ Fees. Each party to this Agreement will bear its own expenses in connection with any dispute or legal proceeding between the parties arising out of the subject matter of this Agreement, including any proceeding to enforce any right or provision under this Agreement.

27.	Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. The termination of the Executive’s employment from the Company hereunder constitutes an involuntary separation from service under Section 409A. If any of the payments or benefits specified in Section 1 are deemed to constitute deferred compensation under Section 409A, such deferred compensation payments or benefits shall not commence until the later of (a) the commencement date otherwise set forth in Section 1 or (b) a date which is six months after the Severance Date. Furthermore, if the Executive is affected by the six (6) month delay in payment imposed by Section 409A of the Code and this Section 27, the aggregate amount of the first six months of any installment payments under Section 1 shall be paid at the beginning of the seventh month following the Severance Date and monthly installment payments shall continue thereafter as specified in Section 1. To the extent that the delivery of any cash or benefits to the Executive under this Agreement, or the payment, settlement or deferral thereof, is otherwise subject to Section 409A of the Code, such cash or benefits shall be paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise agreed in writing by the Company and the Executive.

28.	Counterparts. This Agreement may be signed in two counterparts which may be by facsimile or PDF.

29.	Headings. The Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

30.	Governing Law. This Agreement shall be construed, interpreted and applied in accordance with the internal laws of Bermuda, without regard to its principles of conflicts of laws. The Executive submits to the non-exclusive jurisdiction of the courts of Bermuda in respect of matters arising hereunder.

31.	Acknowledgments.

BY EXECUTING THIS AGREEMENT, THE EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT THE EXECUTIVE:

a.	HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT;

b.	HAS READ THIS AGREEMENT CAREFULLY AND FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, INCLUDING BUT NOT LIMITED TO THE WAIVER OF ANY RIGHTS OR CLAIMS UNDER THE ADEA;

c.	INTENDS TO BE LEGALLY BOUND BY THE TERMS OF THIS AGREEMENT AND FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, IS ENTERING INTO THIS AGREEMENT TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES; AND

d.	WILL RECEIVE CONSIDERATION FOR EXECUTING THIS AGREEMENT IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE ALREADY IS ENTITLED.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have knowingly and voluntarily executed this Agreement as of the date set forth below by affixing their signatures hereto.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel

Date:	May 2, 2012

ACKNOWLEDGED AND AGREED TO:

/s/ William M. Jewett
William M. Jewett

Date: May 2, 2012

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On 2nd day of May 2, 2012 before me, Anie Licari (name and title of the officer), personally appeared William M. Jewett, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, he executed the instrument.

WITNESS my hand and official seal.

/s/ Anie Licari
NOTARY PUBLIC